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                                                                EXHIBIT 99.1(a)


                           November 11, 1994





Jeffrey P. Sudikoff, C.E.O.
IDB Communications Group, Inc.
10525 West Washington Boulevard
Culver City, California  90232-1922


     RE: RESTATED LETTER OF INTENT; PROPOSED EQUITY ACQUISITION IN KEYSTONE COMMUNICATIONS CORPORATION


Dear Jeffrey:

     This restated letter ("Letter of Intent") constitutes a proposal on the basis of which Keystone Communications Corporation ("KCC") would enter into negotiations with IDB Communications Group, Inc. ("IDB") for the sale by KCC to IDB of a twenty-five percent (25%) indirect interest in KCC subject to the terms and conditions to be set forth in an equity purchase agreement to be entered into by KCC and IDB ("Equity Agreement").

     The terms and transactions proposed in this Letter of Intent are based upon the information made available to KCC during its recent preliminary due diligence analysis. Events occurring after the date of KCC's preliminary analysis have not been considered. It is contemplated by the parties that KCC may continue reasonable due inquiries and analysis under this Letter of Intent and that IDB will cooperate in providing the information requested.

     1. NEW PARTNERSHIP. Simmons Family, Inc. ("SFI"), Simmons Satellite, Ltd. ("SSL"), The Robert Wold Company ("Wold"), and Welsh, Carson, Anderson & Stowe, IV ("WCAS"), are presently holders of warrants and common stock of KCC (SFI, SSL, Wold and WCAS are herein collectively referred to as the "SW Investors"). Subject to the terms and conditions set forth in this Letter of Intent, KCC would cause the SW Investors to form a new partnership ("Partnership").

     2. ISSUANCE OF KCC STOCK. KCC would issue to the Partnership for the benefit of the partnership account of IDB a sufficient number of shares of common stock of KCC so as to constitute a twenty-five percent (25%) equity interest of KCC on a fully-diluted basis ("IDB Equity Interest"). The Partnership in turn would issue to IDB such

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Jeffrey P. Sudikoff
IDB Communications Group, Inc.
November 11, 1994
Page 2
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evidence of partnership interest attributable to such account.  For so long as
IDB holds the IDB Equity Interest, IDB, by virtue of the indirect equity interest holder of KCC, would share in the economic benefits of the management of the broadcast division of IDB by KCC.

     3. CONSIDERATION. As consideration for the IDB Equity Interest, IDB shall (i) pay to KCC the sum of $6,000,000, (ii) execute a Management Agreement between IDB and KCC on terms to be agreed upon, and (iii) execute an Operating Lease Agreement between IDB and KCC in terms to be agreed upon.

     4. CERTAIN CONDITIONS. In addition to the above, and any other conditions described elsewhere in this Letter of Intent, the Equity Purchase Agreement would provide for the following conditions (which conditions may require agreements or other action separate from the Equity Purchase Agreement):

          (a) The necessary corporate authorizations have been obtained by both IDB and KCC.

          (b)  The senior lender of KCC shall have approved the transaction.

          (c) A Management Agreement and Operating Lease Agreement shall have been agreed upon and executed by the parties contemporaneously with the Equity Purchase Agreement.

          (d) All other issues revealed by the parties' due diligence investigation into IDB and KCC shall have been satisfactorily resolved.

     5. ASSIGNABILITY. This Letter of Intent is not assignable by KCC or IDB without the prior written consent of the other.

     6. BROKERAGE COSTS AND FEES. IDB and KCC each represent that there has been no broker or finder involved in the transactions contemplated by this Letter of Intent, except as has otherwise been disclosed, and would hold each other harmless for any broker's or finder's fee. Each of IDB and KCC would pay and be responsible for its own costs in connection with the negotiation and finalization of the Equity Purchase Agreement.

     7. PUBLICITY. All press releases and other public announcements of the transactions contemplated by this Letter of Intent would be jointly approved by IDB and KCC.

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Jeffrey P. Sudikoff
IDB Communications Group, Inc.
November 11, 1994
Page 3
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     8.   EXPIRATION OF OFFER.  Unless accepted by IDB or unless otherwise extended, this offer expires as of November 11, 1994 at 5:00 p.m. MST. Upon execution, this Letter of Intent shall continue in effect until the earlier of the full and complete execution of the Equity Purchase Agreement or December 15, 1994, unless otherwise mutually extended by the parties.

     9. LETTER OF INTENT NON-BINDING. This Letter of Intent is a statement of my present intentions only and, except as provided in Paragraphs 5, 6, 7 and 8, does not constitute a binding contract but is subject to the execution and delivery of the definitive Equity Purchase Agreement.

     KCC hopes that this Letter of Intent will provide a satisfactory basis to proceed to the negotiation and execution of the Equity Purchase Agreement contemplated hereby. This Letter of Intent supersedes and replaces in full that certain Letter of Intent dated September 16, 1994 as extended, executed by both parties hereto and regarding the subject matter set forth herein.

     If the foregoing accurately reflects your understanding of the basis upon which IDB and KCC would proceed to negotiate a definitive Equity Purchase Agreement with respect to the transactions described in this Letter of Intent, please so indicate by signing and returning to KCC the enclosed counterpart of this Letter.

                                   Very truly yours,

                                   KEYSTONE COMMUNICATIONS CORPORATION


                                   -----------------------------------
                                   David E. Simmons, CEO

Agreed to and accepted:

IDB COMMUNICATIONS GROUP, INC.


By
   --------------------------
   Jeffrey P. Sudikoff, CEO

This ____  day of November, 1994
Effective as of November 11, 1994